Exhibit 10.1

MEMORANDUM OF AGREEMENT

THIS MEMORANDUM OF AGREEMENT (the “MOA”), entered into this 14th day of March, 2013 by and between Garmin International Inc., a Kansas corporation, having a place of business in the city of Olathe, Kansas (“Garmin”), and Bombardier, Inc. a corporation incorporated under the Canada Business Corporations Act with a place of business in the city of Montreal, Quebec, Canada (“Bombardier”).

WHEREAS, Garmin is the supplier of the avionics system for the Lear 70 and Lear 75 aircraft (the “Aircraft”) currently in development for Learjet Inc., a Kansas corporation which is a wholly-owned subsidiary of Bombardier, (the “Program”); and

WHEREAS, Garmin is willing to assist its business partner in connection with completion and costs of the Program.

NOW, THEREFORE, in consideration of the covenants and conditions hereinafter set forth, and intending to be legally bound the one to the other, the Parties agree as follows:

1.	Scope of Agreement. Garmin shall advance to Bombardier the sums identified in Schedule A on or before the dates set forth in Schedule A for each sum identified (the “Advance Payment(s)”). Except as set forth elsewhere in this MOA there shall be no interest and/or fees in connection with the sums being advanced by Garmin. In no event whatsoever shall Garmin be required to advance sums in excess of one hundred seventy three million seven hundred and eight thousand dollars ($173,708,000.00). All references to dollars in this MOA are to United States dollars.

2.	Repayment. Conditional upon Garmin having (i) returned to Learjet flight test vehicle 45-2129 no later than July 11th , 2013; and (ii) delivered the Garmin software and hardware that achieve the G5000 functionality that is required in order for the test plans for the test points listed in Schedule B to the MOA, including any changes or exceptions to those test plans that are deemed mutually acceptable by Garmin and by the Learjet ODA Unit Members, to be successfully completed by July 11th, 2013, Bombardier shall repay the Advance Payments made by Garmin pursuant to this MOA in accordance with the Bombardier Repayment Schedule set forth in Schedule A. Should the completion of either of the above two milestones be delayed due solely to Garmin’s execution, Bombardier’s repayment obligation shall be suspended until Garmin completes all the milestones and the repayment dates in the Bombardier Repayment Schedule shall be extended by a number of days equal to whichever is greater of the number of days by which the completion of either of the milestones has been delayed. In the event that an Advance Payment is not timely repaid to Garmin (a “Delinquent Repayment”) then the Delinquent Repayment shall carry interest from the date said Delinquent Repayment should have been paid to the date said Delinquent Repayment is actually paid at the lower of the following rate: ten percent per annum; or the maximum rate permitted by applicable law. In the event that Garmin engages legal counsel in connection with collection of any sums that are not timely repaid Garmin shall be entitled to recover from Bombardier its reasonable attorney fees and court costs.

All payments to be made by Bombardier to Garmin hereunder shall be made without deduction for any withholding, counterclaim, defense, recoupment or set-off whatsoever. Bombardier waives any and all right to assert any legal or equitable defenses (except for Bombardier’s full performance hereunder), set-off, withholding, counterclaim or cross-claim of any nature whatsoever as a basis not to repay some or all of the $173,708,000.00plus interest, if applicable, under the terms of this MOA, in any action or proceeding brought by Garmin to collect on the obligations of Bombardier hereunder, or any portion thereof, or in any action or proceeding brought by Bombardier to determine its obligations hereunder. Bombardier waives presentment, demand, notice, protest and all other demands or notices in connection with the delivery, acceptance, performance, default or enforcement of this MOA.

3.	Term & Termination. The term of this MOA shall commence upon signature by all Parties, shall bind all Parties’ successors in interest, and shall terminate only upon the repayment in full by Bombardier to Garmin of the Advance Payments provided under Section 1.

4.	Relationship of Parties. Each Party is an independent contractor and each Party agrees to be responsible for its respective federal, state, provincial and local taxes, withholding, insurance, and any other benefits. Each Party shall bear their own costs and expenses in connection with their respective responsibilities under this MOA. Nothing in this MOA shall grant to either Party the right to make commitments of any kind for, or on behalf of, the other Party without the prior written consent of the other Party. Nothing herein shall grant any ownership right or license to use any data disclosed hereunder, except for the purpose as stated herein.

5.	Notices. All notices and other communications required or authorized hereunder shall be given in writing either by personal delivery, by means of a bonded delivery service (such as FedEx or DHL), or by registered or certified express mail addressed to the other Party as follows:

Bombardier	Garmin

Bombardier Aerospace	Garmin International, Inc.
400 Côte-Vertu Ouest	1200 East 151st Street
Dorval, Québec, Canada	Olathe, Kansas 66062

Attn: Director Supply Chain	Attn: Kevin Rauckman, CFO
Avionics and Interiors
Fax: 514-855-8436	Fax: 913-397-8111

With a copy to:

Attn: Director Legal Services

Supply Chain

Fax: 514-855-7502

6.	Confidentiality. Each Party agrees that all confidential and proprietary information exchanged in connection with the discussions and negotiation of this MOA are particular to each Party and are to be considered as confidential information, and shall not be disclosed, except to the extent necessary under applicable law, stock listing requirements and/or financial institution requirements (provided any such financial institution is bound by an obligation of confidentiality), to any other person, firm or corporation, other than a Party’s auditor, legal counsel or employee who has a need to know and is bound by an obligation of confidentiality, or be used by the receiving party for its own or any other person’s or entity’s benefit except as provided herein, and shall be held and used with the same degree of care to avoid disclosure as the receiving Party would employ with respect to its own confidential or proprietary information. Each Party further agrees that it shall not use any confidential or proprietary information received by it for any purpose that may be adverse to any Party except in connection with enforcement of this MOA. Bombardier acknowledges that Garmin will be required to publicly file this MOA as part of its securities laws filing obligations and that such filings do not constitute a violation of this MOA.

7.	Remedy. Any and all failures, delays, or forbearances of a Party in insisting upon or enforcing at any time or times any of the terms and conditions of this MOA, or to exercise any rights or remedies under this MOA, shall not be construed as a waiver or relinquishment of any such terms and conditions, rights or remedies in those or any other instances; rather, the same shall be and remain in full force and effect. The waiver of any breach of any term, provision, covenant or condition herein contained shall not be deemed to be a waiver of any: a) subsequent breach of such term, provision, covenant or condition; or b) other term, provision, covenant, or condition. The invalidity in whole or in part of any term and condition contained herein shall not affect the validity of any other term and condition. If any provision of this MOA is found to be unenforceable, the unenforceable provision shall be modified to the limited extent required to permit the enforcement of this MOA in a manner most closely approximating the intention of the Parties as stated expressly in this MOA. The rights and remedies provided pursuant to this MOA shall be cumulative and in addition to any other rights and remedies provided by law or equity. Garmin agrees to provide to Bombardier a five (5) business day cure period in the event Bombardier fails to repay Garmin in accordance with Section 2.

8.	Governing Law and Jurisdiction. This MOA shall be construed and all disputes hereunder shall be settled in accordance with the laws of the United States of America and the State of Kansas, excluding its conflict of laws provisions. Except for actions to enforce judgments the exclusive jurisdiction for resolution of disputes and/or litigation related to this MOA and/or the advancing of sums by Garmin and/or the repayment of sums to Garmin shall be in the Kansas State Courts and/or the Federal Courts for the District of Kansas.

9.	Authority to Execute. Each Party represents and warrants that their respective representative(s) identified below have obtained all corporate and/or Board of Director approvals and have due delegation of authority to execute and deliver this MOA, that the performance of this MOA has been duly authorized and that this MOA constitutes a legal, valid, and binding obligation enforceable against them. All Parties further represent and warrant that the execution, delivery and performance of this MOA does not violate, conflict with or result in a default under any contract, organizational document, any law, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality or arbitration panel to which it or any of its affiliates is subject or any indenture, agreement or other instrument to which it or any of its affiliates is a party or by which any of their assets or properties is bound or affected.

10.	Assignment. Neither Party shall be permitted to assign this MOA or any of its rights or obligations hereunder without the other Parties’ prior written consent, which consent shall not be unreasonably withheld or delayed.

11.	Jointly Drafted. This MOA was jointly drafted by the Parties. No rule of strict construction shall be applied against either Party.

12.	JURY TRIAL WAIVER. ALL PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY AND ALL LITIGATION RELATED TO THIS MOA AND THE TRANSACTIONS CONTEMPLATED BY THIS MOA.

[Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this MOA to be properly executed in duplicate by their duly authorized officers, principals, partners or designees on the date set forth below their names.

Bombardier Inc.

/s/ Mairead Lavery
By:	Mairead Lavery
Title:	Vice President Finance

Date:	March 14th 2013

/s/ Christian Poupart for Janice Davis
By:	Janice Davis
Title:	Vice President Supply Chain
Bombardier Aerospace
Date:	March 14th 2013

Garmin International, Inc.

By:	/s/ Kevin Rauckman
Title:	Kevin Rauckman
Date:	March 14, 2013

SCHEDULE A

PAYMENT AND REPAYMENT SCHEDULE

Garmin Cash Advance Schedule to Bombardier

1) March 22th, 2013:	Eighteen Million Three Hundred Twenty Four Thousand Dollars ($18.324M)

2) April 19th, 2013:	Ten Million Nine Hundred Forty Thousand Dollars ($10.940M)

3) May 24th, 2013:	Twenty Million Eight Hundred Forty Three Thousand Dollars ($20.843M)

4) June 21st, 2013:	Thirty One Million Nine Hundred Thirteen Thousand Dollars ($31.913M)

5) July 19th, 2013:	Twenty Seven Million Fifty Four Thousand Dollars ($27.054M)

6) August 23rd, 2013:	Twenty Five Million One Hundred Twenty Thousand Dollars ($25.120M)

7) September 20th, 2013:	Thirty Nine Million Five Hundred Fourteen Thousand Dollars ($39.514M)

Bombardier repayment Schedule to Garmin (conditional upon Garmin (i) returning to Learjet flight test vehicle 45-2129 no later than July 11th, 2013; and (ii) delivering the Garmin software and hardware that achieve the G5000 functionality that is required in order for the test plans for the test points listed in Schedule B to the MOA, including any changes or exceptions to those test plans that are deemed mutually acceptable by Garmin and by the Learjet ODA Unit Members, to be successfully completed by July 11th, 2013.)

1) November 1st, 2013:	Thirty Six Million Three Hundred Thirty Nine Thousand Dollars ($36.339M)

2) December 6th, 2013:	Twenty Five Million One Hundred Ninety Three Thousand Dollars ($25.193M)

3) January 8th, 2014:	Eighteen Million Six Hundred Sixty Four Thousand Dollars($18.664M)

4) February 7th, 2014:	Fifty Million Six Hundred Fifty Thousand Dollars ($50.650M)

5) March 7th, 2014:	Forty Two Million Eight Hundred Sixty Two Thousand Dollars ($42.862M)

SCHEDULE B

AIRCRAFT AVIONICS SYSTEM STC REQUIREMENTS

[Redacted]*

* This information has been redacted and omitted pursuant to a request for confidential treatment, and the information has been filed with the Securities and Exchange Commission separately.